 Exhibit 21.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” in this Registration Statement of MRI Interventions, Inc. (the “Company”), and to the inclusion of our report dated March 25, 2016, relating to the Company’s financial statements as of and for the years ended December 31, 2015 and 2014, in this Registration Statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

June 15, 2016